Filed pursuant to Rule 424(b)(3)

File Nos. 811-22534 and 333-266297

Versus Capital Multi-Manager Real Estate Income Fund LLC

(the “Fund”)

Supplement dated February 2, 2024 to the

Prospectus dated July 27, 2023

Change in Sub-Adviser Portfolio Managers

Laura Rank has been added as a portfolio manager for the portion of the Fund’s portfolio sub-advised by Principal Real Estate Investors, LLC (“PrinREI”) and Scott Carson no longer serves as a portfolio manager for such portion. The other existing portfolio managers for the portion of the Fund’s portfolio sub-advised by PrinREI will remain as portfolio managers for such portion. In connection with these changes, effective immediately, all references to the portfolio managers for the portion of the Fund’s portfolio sub-advised by PrinREI are amended to include Ms. Rank and remove Mr. Carson, as described below.

The second paragraph and accompanying table under the subsection “Sub-Advisers and Sub-Advisory Fees—Principal Real Estate Securities” in the section “Management of the Fund” in the Prospectus are deleted in their entirety and replaced with the following:

The key decision makers for the portfolio are the REIT equities portfolio managers Kelly Rush, Anthony Kenkel, and Simon Hedger, senior CMBS portfolio manager Marc Peterson, and Head of Structured Credit and CBMS portfolio manager Laura Rank. The team averages over 20-years tenure with the firm and averages over 30 years of investment experience. The Statement of Additional Information provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers and the portfolio managers’ ownership of securities in the Fund.

Name	Title	Since	Recent Experience
Kelly Rush	Chief Investment Officer	1987	Mr. Rush is the CIO and a Global Portfolio Manager for PrinREI. Mr. Rush has been with the firm since 1987.
Anthony Kenkel	Portfolio Manager	2001	Mr. Kenkel is a Global Portfolio Manager for PrinREI. Mr. Kenkel has been with the firm since 2001.
Simon Hedger	Portfolio Manager	2003	Mr. Hedger is a Global Portfolio Manager for PrinREI. Mr. Hedger has been with the firm since 2003.
Marc Peterson	Portfolio Manager	1992	Mr. Peterson is the CIO-CMBS for PrinREI. Mr. Peterson has been with the firm since 1992.
Laura Rank	Portfolio Manager	2023	Ms. Rank is the Head of Structured Credit and CMBS Portfolio Manager for PrinREI. Ms. Rank has been with the firm since 2023. Prior to joining the firm, Ms. Rank was the head of Structured Securities at American Equity Investment Life Insurance Company.

Shareholders should retain this Supplement for future reference.

Filed pursuant to Rule 424(b)(3)

File Nos. 811-22534 and 333-266297

Versus Capital Multi-Manager Real Estate Income Fund LLC

(the “Fund”)

Supplement dated February 2, 2024 to the

Statement of Additional Information (“SAI”) dated July 27, 2023

Change in Sub-Adviser Portfolio Managers

Laura Rank has been added as a portfolio manager for the portion of the Fund’s portfolio sub-advised by Principal Real Estate Investors, LLC (“PrinREI”) and Scott Carson no longer serves as a portfolio manager for such portion. The other existing portfolio managers for the portion of the Fund’s portfolio sub-advised by PrinREI will remain as portfolio managers for such portion. In connection with these changes, effective immediately, all references to the portfolio managers for the portion of the Fund’s portfolio sub-advised by PrinREI are amended to include Ms. Rank and remove Mr. Carson, as described below.

The first paragraph and accompanying table under the subsection “Principal Real Estate Investors (“PrinREI”)” in the section “Portfolio Managers” in the SAI are deleted in their entirety and replaced with the following:

As of December 31, 2023 for Laura Rank and as of March 31, 2023 for all other PrinREI portfolio managers, in addition to the Fund, PrinREI’s portfolio managers were responsible for the day-to-day management of certain other accounts, as follows:

Portfolio Manager	Other Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts
	Number	Total Assets of Other Registered Investment Companies	Number	Total Assets	Number	Total Assets of Other Accounts
Anthony Kenkel	12	$9.3 billion	5	$2.3 billion	79	$8.5 billion
Kelly Rush	12	$9.3 billion	5	$2.5 billion	80	$8.6 billion
Simon Hedger	7	$3.1 billion	4	$1.3 billion	36	$5.4 billion
Marc Peterson	5	$363 million	3	$204 million	13	$2.9 billion
Laura Rank	5	$187 million	2	$203 million	14	$2.8 billion

Performance Fee-Based Accounts
(The number of accounts and the total assets in the accounts managed by each portfolio manager with respect to which the advisory fee is based on the performance of the account.)
Anthony Kenkel	0	$0	0	$0	5	$438 million
Kelly Rush	0	$0	0	$0	5	$438 million
Simon Hedger	0	$0	0	$0	4	$337 million
Marc Peterson	0	$0	0	$0	0	$0
Laura Rank	0	$0	0	$0	0	$0

Shareholders should retain this Supplement for future reference.